                                                             EXHIBIT (j)(2)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Salomon Brothers Institutional Series Funds Inc (the "Registration Statement") of our report dated April 21, 2005, relating to the financial statements and financial highlights which appear in the February 28, 2005 Annual Report to Shareholders of Salomon Brothers Institutional High Yield Bond Fund and Salomon Brothers Institutional Emerging Markets Debt Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP



New York, New York
April 25, 2005